As filed with the Securities and Exchange Commission on August 17, 2018

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE
COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INSPIRED ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	47-1025534 (I.R.S. Employer Identification No.)

250 West 57th Street, Suite 2223

New York, New York 10107
(Address of principal executive offices, including zip code)

INSPIRED ENTERTAINMENT, INC. SECOND LONG-TERM INCENTIVE PLAN

(Full title of the plan)

A. Lorne Weil

Executive Chairman

Inspired Entertainment, Inc.

250 West 57th Street, Suite 2223

New York, New York 10107
(646) 565-3861
(Name, address and telephone number of agent for service)

copy to:

Douglas S. Ellenoff, Esq.
Richard Baumann, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

(212) 370-1300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ ( Do not check if smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $0.0001 per share (3)	1,300,000 shares (4)	$6.98	$9,074,000	$1,129.72

(1)	This Registration Statement covers 1,300,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Inspired Entertainment, Inc. (the “Registrant”) reserved for issuance under the Inspired Entertainment, Inc. Second Long-Term Incentive Plan (the “Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate number of additional shares of Common Stock issuable with respect to the shares being registered hereunder by reason of any stock splits, stock dividends, recapitalizations or other similar transaction.
(2)	The proposed maximum aggregate offering price of the Common Stock was calculated based upon the market value for shares of the Common Stock in accordance with Rule 457(c) and (h) under the Securities Act using the average of the high and low sales prices per share reported by The Nasdaq Capital Market on August 14, 2018.
(3)	This Registration Statement also relates to the rights to purchase shares of Series A Junior Participating Preferred Stock of the Registrant which are attached to all shares of Common Stock pursuant to the terms of the Registrant’s Rights Agreement dated August 13, 2017. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the Common Stock and will be transferred only with such stock.
(4)	Includes 1,236,458 shares of Common Stock underlying outstanding awards of restricted stock units and 63,542 shares available for new awards.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act. The documents containing the information specified will be sent or given to Plan participants as required by Rule 428(b)(1) of the Securities Act. Such document(s), along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents:

●	the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017, filed on December 4, 2017, as amended on January 29, 2018;

●	the Registrant’s Quarterly Reports on Form 10-Q for the quarter ended December 31, 2017, filed on February 5, 2018, for the quarter ended March 31, 2018, filed on May 9, 2018 and for the quarter ended June 30, 2018, filed on August 14, 2018;

●	the Registrant’s Current Reports on Form 8-K filed on October 27, 2017, December 29, 2017, January 22, 2018, February 12, 2018, February 13, 2018, March 9, 2018, April 16, 2018, May 7, 2018, May 17, 2018, May 18, 2018, August 14, 2018 and August 16, 2018 (excluding any information deemed furnished and not filed pursuant to Item 2.02 or Item 7.01 of such Current Report on Form 8-K); and

●	the description of the Registrant’s securities contained in the Registration Statement on Form 8-A, filed on October 14, 2014, as amended on October 24, 2014, and Registration Statement on Form 8-A as filed on August 14, 2017.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed also to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents; provided that, to the extent any information therein is deemed furnished and not filed pursuant to securities laws and regulations, such information shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation, under specified circumstances, to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit (other than a suit brought by or in the right of the corporation) brought against them in their capacity as such, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 of the DGCL also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a suit brought by or in the right of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation. The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

The Registrant’s certificate of incorporation and bylaws provide for indemnification of its directors and officers to the maximum extent permitted by the DGCL. In addition, the Registrant has entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides that the Registrant will indemnify the director or executive officer to the fullest extent permitted by law if the director or officer was, is made, or is threatened to be made a party to any proceeding, other than a proceeding by or in the right of the Registrant, for all expenses, judgments, liabilities, fines, penalties and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with such proceeding, or, in a proceeding by or in the right of the Registrant, in both cases, so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, in the case of a criminal proceeding, in addition, had no reason to believe his or her conduct was unlawful; provided no indemnification shall be made in a proceeding by or in the right of the Registrant in respect of any claim, issue or matter as to which the director or officer shall have been finally adjudged by a court to be liable to the Registrant, unless and only to the extent that any court in which the proceeding was brought or the Delaware Court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnification, to be held harmless or to exoneration. The indemnification agreement also provides for, among other things, (i) partial indemnification of all expenses actually and reasonably incurred by the director or officer in the event that he or she was successful as to less than all of the claims in connection with any proceeding; (ii) that, in respect of any proceeding in which the Registrant is jointly liable with the director or officer, to the fullest extent permitted by law, the Registrant waives and relinquishes any right of contribution it may have against the director of officer; (iii) proportionate contribution by the Registrant of all expenses actually incurred and paid or payable in the event the director or officer shall elect or be required to pay all or any portion of a judgment or settlement in any proceeding in which the Registrant is jointly liable; and (iv) to the fullest extent permitted by law, that the Registrant will advance the expenses incurred by or on behalf of the director or officer in connection with any eligible proceeding, provided that the director or officer undertakes to repay the amounts advanced to the extent it is ultimately determined that the director or officer is not entitled to indemnification by the Registrant. The Registrant also intends to enter into indemnification agreements with its future directors and executive officers.

The Registrant has purchased directors’ and officers’ liability insurance. The Registrant believes that this insurance is necessary to attract and retain qualified directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index that immediately precedes such exhibits, which is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on August 17, 2018.

INSPIRED ENTERTAINMENT, INC.

By:	/s/ A. Lorne Weil
Name: A. Lorne Weil
Title: Executive Chairman (Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints A. Lorne Weil and Stewart F.B. Baker, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: August 17, 2018	/s/ A. Lorne Weil
A. Lorne Weil, Executive Chairman (Principal Executive Officer)

Dated: August 17, 2018	/s/ Stewart F.B. Baker
Stewart F.B. Baker, Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Dated: August 17, 2018	/s/ M. Alexander Hoye
M. Alexander Hoye, Director

Dated: August 17, 2018	/s/ Ira H. Raphaelson
Ira H. Raphaelson, Director

Dated: August 17, 2018	/s/ John M. Vandemore
John M. Vandemore, Director

Dated: August 17, 2018	/s/ Roger D. Withers
Roger D. Withers, Director

Dated: August 17, 2018
Desirée G. Rogers, Director

Dated: August 17, 2018
Steven M. Saferin, Director

EXHIBIT INDEX

Number	Description

4.1#	Inspired Entertainment, Inc. Second Long-Term Incentive Plan, as amended as of December 13, 2017 (incorporated herein by reference to Exhibit 10.5 to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 on Form S-1 of the Company, filed with the SEC on December 29, 2017).

5.1*	Opinion of Ellenoff Grossman & Schole LLP.

23.1*	Consent of Marcum LLP.

23.3*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1).

24.1**	Powers of Attorney.

#	Indicates management contract or compensatory plan.
*	Filed herewith.
**	Included on the signature page to this Registration Statement.